Exhibit 10.43

Casey’s General Stores, Inc.
2018 Stock Incentive Plan

Article 1.    Establishment, Purpose, and Duration.

1.1    Establishment. Casey’s General Stores, Inc., an Iowa corporation (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the Casey’s General Stores, Inc. 2018 Stock Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. This Plan shall become effective upon shareholder approval at the 2018 Annual General Meeting on September 5, 2018 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof. This Plan is intended to replace the Casey’s General Stores, Inc. 2009 Stock Incentive Plan (the “2009 Plan”). As of the Effective Date of this Plan, the 2009 Plan shall be automatically terminated and replaced and superseded by this Plan, except that any Awards granted under the Prior Plans shall continue to be subject to the terms of the Prior Plans and applicable Award Agreements, including any such terms that are intended to survive the termination of the Prior Plans or the settlement of such Awards, and shall remain in effect pursuant to their terms.

1.2    Purpose of This Plan. The purpose of this Plan is to provide a means whereby Employees and Directors of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3    Duration of This Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2.     Definitions.

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1    “2009 Plan” has the meaning set forth in Section 1.1.

2.2    “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.3    “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.4    “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock-Based Awards, in each case, subject to the terms of this Plan.

2.5    “Award Agreement” means either: (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet, or other non-paper Award Agreements, and the use of electronic, internet, or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.6    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.7    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.8    “Cause” means, unless otherwise specified in the applicable Award Agreement or Individual Agreement, with respect to any Participant:

(a)    Willful failure to substantially perform his or her duties as an Employee or Director (for reasons other than physical or mental illness) after reasonable notice to the Participant of that failure;

(b)    Misconduct that materially injures the Company or any Subsidiary or Affiliate;

(c)    Conviction of, or entering into a plea of guilty or nolo contendere to, a felony; or

(d)    Breach of any written covenant or agreement with the Company or any Subsidiary or Affiliate.

2.9    “Change of Control” means any of the following events:

(a)    The acquisition by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”). Notwithstanding the immediately preceding sentence, the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a Person who on the Effective Date is the Beneficial Owner of twenty percent (20%) or more of the Outstanding Company Voting Securities; (ii) any acquisition directly from the Company, including without limitation, a public offering of securities; (iii) any acquisition by the Company; (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or Subsidiary; and (v) any Non-Qualifying Transaction;

(b)    Individuals who constitute the Board as of the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is pursuant to an actual or threatened election contest relating to the election or removal of the Directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)    Consummation of a reorganization, merger, or consolidation or similar transaction to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation, which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, (ii) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination, and (iii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination (any transaction that satisfies all of the criteria specified in the foregoing clauses (i), (ii) and (iii), a "Non-Qualifying Transaction"); or

(d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.10    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.11    “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.12    “Company” means Casey’s General Stores, Inc., an Iowa corporation, and any successor thereto as provided in Article 18 herein.

2.13    “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of: (a) ninety (90) days after the beginning of the Performance Period, or (b) before twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.14    “Director” means any individual who is a member of the Board of Directors of the Company.

2.15    “Effective Date” has the meaning set forth in Section 1.1.

2.16    “Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary and designated as an employee of the Company, an Affiliate, or a Subsidiary on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, or Subsidiary during such period. An individual shall not cease to be an Employee in the case of: (a) any leave of absence approved by the Company; or (b) transfers between locations of the Company or between the Company, any Affiliates, or any Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.17    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.18    “Exercise Price” means (i) in the case of an Option, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (ii) in the case of a Stock Appreciation Right, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant.

2.19    “Extraordinary Items” means (a) extraordinary, unusual, and/or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or Management Discussion and Analysis section of the Company’s annual report.

2.20    “Fair Market Value” or “FMV” means:

(a)    A price of a Share that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on any established stock exchange or national market system including without limitation the New York Stock Exchange and the Nasdaq Global Select Market on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing price of a Share on the Grant Date or on the most recent date preceding the Grant Date on which Shares were publicly traded.

(b)    If Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for a Share on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

(c)    In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the price of a Share as determined by the Committee in such manner as it deems appropriate.

2.21    “Full Value Award” means an Award other than in the form of an Option or Stock Appreciation Right, and which is settled by the issuance of Shares.

2.22    “Good Reason” means, unless otherwise specified in the applicable Award Agreement or Individual Agreement, with respect to any Participant following a Change of Control:

(a)    A material diminution in the Participant’s position, authority, duties or responsibilities as in effect immediately prior to the Change of Control;

(b)    Any material breach by the Company or any of its Affiliates of any Award Agreement or Individual Agreement with the Participant;

(c)    A material reduction by the Company of the Participant’s total compensation (including salary and annual long-term incentive compensation) from the levels in effect as of immediately prior to the Change of Control; or

(d)     The Company’s or any Affiliate’s requiring the Participant to be based at any office or location outside of fifty (50) miles from the location of employment or service as of the date of the Change of Control, except for travel reasonably required in the performance of the Participant’s responsibilities.

Notwithstanding the foregoing, the events described in clauses (a), (b), (c) and (d) of this Section 2.22 shall constitute “Good Reason” only if (1) such event occurs without the Participant’s consent, (2) the Participant provides written notice to the Company or an Affiliate within ninety (90) days of the purported Good Reason event, which notice shall describe in detail the basis and underlying facts supporting the Participant’s belief that a Good Reason event has occurred, and (3) the Company or such Affiliate fails to cure the Good Reason event (if capable of being cured) within thirty (30) days after its receipt of the Participant’s written notice. If the Company does not cure the Good Reason event within the thirty (30)-day cure period, the Participant will have ninety (90) days from the end of such cure period to resign. If the Participant does not resign within such ninety (90)-day period, the Participant forfeits the right to resign for Good Reason as a result of such event.

2.23    “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.24    “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option that is intended to meet the requirements of Code Section 422 or any successor provision.

2.25    “Individual Agreement” means a written employment, retention, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

2.26    “Nonemployee Director” means a Director who is not an Employee.

2.27    “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.28    “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.29    “Other Stock-Based Award” means, individually or collectively, any Award other than an Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit Award, that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including without limitation any Award of Shares that is not subject to any vesting or other restrictions and any Award of Shares in lieu of obligations to pay cash or deliver other property under the Plan or under any other plan or compensatory arrangements).

2.30    “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.31    “Performance Measures” mean measures as described in Article 9 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.32    “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.33    “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.34    “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 7.

2.35    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.36    “Plan” means the Casey’s General Stores, Inc. 2018 Stock Incentive Plan.

2.37     “Plan Share Limit” has the meaning set forth in Section 4.1(a).

2.38    “Plan Year” means the Company’s fiscal year which begins May 1 and ends April 30.

2.39    “Prior Plans” mean the 2009 Plan, the Casey’s General Stores, Inc. 2000 Stock Option Plan and the Casey’s General Stores, Inc. Non-Employee Directors’ Stock Option Plan.

2.40    “Restricted Stock” means an Award granted to a Participant pursuant to Article 7.

2.41    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 7, except no Shares are actually awarded to the Participant on the Grant Date.

2.42    “Share” means a share of common stock of the Company, no par value per share.

2.43    “Share Payment” has the meaning set forth in Section 17.2.

2.44    “Stock Appreciation Right” or “SAR” means a stock appreciation right Award that is granted under Section 6.1 and that, subject to Section 19.10, represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the Stock Appreciation Right, subject to the terms of the applicable Award Agreement.

2.45    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.46    “Tax Laws” has the meaning set forth in Section 19.18.

Article 3.    Administration.

3.1    General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys,

consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2    Authority of the Committee. Subject to any express limitations set forth in the Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Plan including, but not limited to, the following:

(a)    To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including (subject to Section 3.3) the time or times when a person shall be permitted to receive Shares pursuant to an Award, and the number of Shares subject to an Award;

(b)    To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission, or inconsistency in the Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(c)    To approve forms of Award Agreements for use under the Plan;

(d)    To determine the vesting schedule of Awards subject to Section 4.5;

(e)    To establish the terms, conditions, performance and vesting criteria, restrictions, terms of exercise and settlement and other provisions of the Awards;

(f)    To determine Fair Market Value in accordance with Section 2.20 of the Plan;

(g)    Subject to Article 16, to amend the Plan or any Award Agreement as provided in the Plan;

(h)    To authorize any person to execute on behalf of the Company any instrument required to effect the grant of a stock award previously granted by the Board;

(i)    To determine whether Awards will be settled in Shares of common stock, cash, or in any combination thereof;

(j)    Subject to Article 12, to determine whether Awards will be adjusted for dividend equivalents, with “Dividend Equivalents” meaning a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant;

(k)    To establish a program whereby Participants designated by the Committee may reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(l)    Subject to Section 16.1(b), to authorize a program permitting eligible Participants to surrender outstanding Awards in exchange for newly granted Awards;

(m)    To impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares, including, without limitation: (i) restrictions under an insider trading policy; and (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(n)    To provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash, or a combination thereof, the amount of which is determined by reference to the value of Shares.

    3.3    Limited Authority to Accelerate Vesting. Notwithstanding Section 3.2, the Committee shall not have the authority to accelerate vesting of an Award in the event of a Participant’s termination of employment, other than in connection with the Participant’s death or disability.

Article 4.	Shares Subject to This Plan; Maximum Awards; Minimum Vesting Schedule.

4.1    Number of Shares Authorized and Available for Awards. The number of Shares authorized and available for Awards under the Plan shall be determined in accordance with the following provisions:

(a)    Subject to adjustment as provided in Section 4.4 of the Plan, the maximum aggregate number of Shares available for issuance under the

Plan, including with respect to ISOs, shall be 3,000,000 (such amount, the “Plan Share Limit”). In connection with approving this Plan, and contingent upon receipt of shareholder approval of this Plan, the Board of Directors has approved a resolution to cancel any Shares remaining available for issuance under the Prior Plans that are not subject to outstanding Awards as of the Effective Date.

(b)    Solely for the purpose of applying the limitation set forth in Section 4.1(a):

(i)    each Option and Stock Appreciation Right granted under this Plan shall reduce the number of Shares available for grant by one Share for every one Share in respect of which such Option or Stock Appreciation Right is granted; and

(ii)    each Full Value Award granted under this Plan shall reduce the number of Shares available for grant by two Shares for every one Share in respect of which such Full Value Award is granted.

4.2    Share Usage. Except as set forth in this Section 4.2, Shares covered by an Award shall be counted as used only to the extent they are actually issued. Any Shares related to Awards under this Plan that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of the Shares, or are settled in cash in lieu of Shares shall be available again for grant under this Plan; provided that such Shares shall be added back to the Plan pursuant to the same counting methodology as described in Section 4.1(b). Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares were: (i) Shares that were subject to an Option and were not issued upon the net settlement or net exercise of such Option; (ii) Shares delivered to or withheld by the Company to pay the applicable Exercise Price or the withholding taxes related to any Award; or (iii) Shares repurchased on the open market with the proceeds of an Option exercise. Upon exercise of a stock-settled Stock Appreciation Right, each such stock-settled Stock Appreciation Right exercised shall be counted as one Share against the maximum aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan as provided in Section 4.1(a), regardless of the number of Shares actually delivered upon settlement of such stock-settled Stock Appreciation Right. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3    Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 4.4 and Article 16, shall apply to grants of such Awards under this Plan:

(a)    Options and Stock Appreciation Rights: The maximum aggregate number of Shares subject to Options or Stock Appreciation Rights granted to any one Participant (other than to a Nonemployee Director) in any one Plan Year shall be 200,000.

(b)    Full Value Awards: The maximum aggregate number of Shares subject to Full Value Awards granted to any one Participant (other than to a Nonemployee Director) in any one Plan Year shall be 100,000.

4.4    Adjustments in Authorized Shares. Adjustment in authorized Shares available for issuance under the Plan or under an outstanding Award and adjustments in Annual Award Limits shall be subject to the following provisions:

(a)
In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, rights offering, stock split, reverse stock split, split-up or spin-off, the Committee shall equitably adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (A) the Plan Share Limit and (B) the Annual Award Limits, and (ii) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price, if applicable, with respect to any Award; provided, however, that the Committee shall determine the method and manner in which to effect such equitable adjustment.

(b)
In the event that the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares (including any Change of Control) such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may, in such manner as it may deem appropriate or desirable in its sole and plenary discretion, (i) equitably adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) the Plan Share Limit and (2) the Annual Award Limits, and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price, if applicable, with respect to any Award and (3) any applicable Performance Measure or Performance Period; (ii) make provision for a cash payment to the holder of an outstanding Award (but, solely with respect to unvested Awards in the case of a Change of Control, only if provision is not made in connection with such Change of Control for (A) assumption of such Awards or (B) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code), with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable) in consideration for the cancelation of such Award, including, in the case of an outstanding Option or Stock Appreciation Right, a cash payment to the holder of such Option or Stock Appreciation Right in consideration for the cancelation of such Option or Stock Appreciation Right in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or Stock Appreciation Right over the aggregate Exercise Price of such Option or Stock Appreciation Right; and (iii) cancel and terminate any Option or Stock Appreciation Right having a per-Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or Stock Appreciation Right without any payment or consideration therefor.

(c)    The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods.

(d)    The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

(e)    Subject to the provisions of Article 16 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

4.5    Minimum Vesting Requirement. All Awards shall be subject to a minimum vesting period of one (1) year, which minimum vesting period shall be deemed satisfied with respect to an Award granted to a Nonemployee Director in connection with an annual shareholders' meeting if such Award vests upon or after the immediately following annual shareholders' meeting. Notwithstanding the immediately preceding sentence, up to five percent (5%) of the Shares available under the Plan may be granted pursuant to Awards with a vesting period of less than one (1) year, including the grant of Awards or Shares free of any vesting requirements. Shares issued to Participants pursuant to their election to receive Shares in lieu of cash compensation shall not count against this limit.

Article 5.    Eligibility and Participation.

5.1    Eligibility. Individuals eligible to participate in this Plan include all Employees and Directors.

5.2    Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

Article 6.     Stock Options and Stock Appreciation Rights.

6.1    Grant of Options and Stock Appreciation Rights. Subject to the terms and provisions of this Plan, Options and Stock Appreciation Rights may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion.

6.2    Award Agreement. Each Option and Stock Appreciation Right grant shall be evidenced by an Award Agreement that shall specify (a) the Exercise Price, (b) subject to Section 6.4, the maximum term of the Option or Stock Appreciation Right, (c) the number of Shares to which the Option or Stock Appreciation Right pertains, (d) subject to Section 4.5, the conditions upon which an Option or Stock Appreciation Right shall become vested and exercisable, and (e) such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. All Options granted under the Plan shall be NQSOs unless the applicable Award Agreement expressly states that the Option is intended to be an ISO.

6.3    Exercise Price of Options and Stock Appreciation Rights. The Exercise Price for each grant of an Option or a or Stock Appreciation Right under this Plan shall be determined by the Committee in its sole discretion at the time of grant and shall be specified in the Award Agreement; provided, however, the Exercise Price must be at least equal to one hundred percent (100%) of the FMV of a Share as of Grant Date of such Option or Stock Appreciation Right.

6.4    Term of Options and Stock Appreciation Rights. Each Option and Stock Appreciation Right granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option or Stock Appreciation shall be exercisable, in each case, later than the tenth (10th) anniversary of its Grant Date.

6.5    Exercise of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, subject to Sections 3.3 and 15.1(b), which terms and restrictions need not be the same for each grant or for each Participant.

6.6    Payment of Options. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price. The Exercise Price of any exercised Option shall be payable to the Company in cash or its equivalent or, to the extent permitted by the Committee, in accordance with one of the following methods:

(a)    By tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price;

(b)    By a cashless (broker-assisted) exercise;

(c)    By any combination of the foregoing methods; or

(d)    Any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s). Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in U.S. dollars or Shares, as applicable.

6.7    Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Options or Stock Appreciation Rights granted thereunder following termination of the Participant’s employment or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options and Stock Appreciation Rights issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination; provided, however, no Option or Stock Appreciation Right shall be exercisable, in each case, later than the tenth (10th) anniversary of its Grant Date.

6.8    Special Rules Regarding ISOs. Notwithstanding any provision of the Plan to the contrary, an ISO granted to a Participant shall comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as amended from time to time, and any successor provision.

Article 7.    Restricted Stock and Restricted Stock Units.

7.1    Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Grant Date.

7.2    Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify (a) subject to Section 4.5, the Period(s) of Restriction, (b) the number of Shares of Restricted Stock, or the number of Restricted Stock Units granted, and (c) such other provisions as the Committee shall determine.

7.3    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse. Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine. Subject to Section 4.4, in the event that Restricted Stock Units are settled in cash or a combination of cash and Shares, the cash value paid to a Participant in respect of such Restricted Stock Units shall be based on the Fair Market Value of the applicable Shares as of the date of such settlement.

7.4    Certificate Legend. In addition to any legends placed on certificates pursuant to Section 7.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion: The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Casey’s General Stores, Inc. 2018 Stock Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Casey’s General Stores, Inc.

7.5    Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

7.6    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company or any Affiliate or Subsidiary, as the case may be. Subject to Section 3.3, such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 8.    Transferability of Awards and Shares.

8.1    Transferability of Awards. Except as provided in Section 8.2, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relation order entered into by a court of competent jurisdiction; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation of this Section 8.1 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.

8.2    Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 8.1, any or all Awards shall be transferable to and exercisable by such transferees, and be subject to such terms and conditions as the Committee may deem appropriate; provided, however, no Award may be transferred for value without shareholder approval.

8.3    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded, or under any blue sky or state securities laws applicable to such Shares.

Article 9.    Performance Measures.

9.1    Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)    Earnings per share;

(b)    Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(c)    Net earnings or net income (before or after taxes);

(d)    Net sales or revenue growth;

(e)    Net operating profit;

(f)    Earnings before or after taxes, interest, depreciation, and/or amortization;

(g)    Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(h)    Share price (including, but not limited to, growth measures and total shareholder return);

(i)    Expense targets;

(j)    Cost reduction or savings;

(k)    Performance against operating budget goals;

(l)    Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

(m)    Margins.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate, or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of similar companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (h) above as compared to various stock market indices.

9.2    Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) Extraordinary Items; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

9.3    Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

9.4    Committee Discretion. In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 9.1.

Article 10.    Nonemployee Director Awards.

10.1    Awards to Nonemployee Directors. The Board or Committee shall determine and approve all Awards to Nonemployee Directors. The terms and conditions of any grant of any Award to a Nonemployee Director shall be set forth in an Award Agreement.

10.2    Awards in Lieu of Fees; Deferral of Award Payment. The Board or Committee may permit a Nonemployee Director the opportunity to: (a) receive an Award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees) or other types Awards pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in an applicable subplan or Award Agreement or (b) defer the grant or payment of an Award pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in any applicable subplan or Award Agreement.

10.3    Annual Award Limitation. Notwithstanding any other provision of the Plan to the contrary, the maximum value of Awards granted and any cash compensation (including but not limited to cash retainer fees and meeting fees) paid during a single calendar year to any Nonemployee Director in respect of the Nonemployee Director’s service as a member of the Board (including service as a member or chair of any committee thereof) may not exceed $750,000 in total or, in the case of the independent chair of the Board, $975,000 in total (in each case, calculating the value of any such Award based on the Grant Date fair value of such Award, as determined in accordance with Topic 718 of the FASB Accounting Standards Codification or any successor provision).

Article 11.    Other Stock-Based Awards.

Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant to Participants other equity-based or equity-related Awards (whether payable in cash, equity or otherwise) in such amounts and subject to such terms and conditions as the Committee shall determine.

Article 12.    Dividend Equivalents.

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the Grant Date and the date the Award is exercised, vests, or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, the Committee may not grant dividend equivalents based on the dividends declared on Shares that are subject to an Option or Stock Appreciation Right Award. Any dividend equivalents with respect to Full Value Awards which vest based on the achievement of performance goals or the passage of time shall be accumulated until such Award is earned, and such dividends shall be paid only if and to the extent that the applicable performance goals or time-based requirements are satisfied.

Article 13.    Beneficiary Designation.

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 14.    Rights of Participants.

14.1    Employment. Nothing in this Plan or an Award Agreement shall: (a) interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law; or (b) confer upon any Participant any right to continue his employment or service as a Director for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate or Subsidiary and, accordingly, subject to Articles 3 and 16, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the

Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

14.2    Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

14.3    Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 15.    Change of Control.

15.1    Change of Control. Subject to the provisions of Section 4.4, unless otherwise provided in the applicable Award Agreement or Individual Agreement, in the event of a Change in Control, all Awards that are outstanding and unvested as of immediately prior to a Change of Control (after giving effect to any action by the Committee pursuant to Section 4.4) shall remain outstanding and unvested immediately thereafter; provided, however, that, if within 24 months following a Change of Control, a Participant’s employment or services, as applicable, with the Company and its Affiliates is terminated without Cause or the Participant resigns for Good Reason, all Awards then held by such Participant shall be treated as follows:

(a)
All outstanding Options and Stock Appreciation Rights that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of the date of such termination; and

(b)
All Full Value Awards that are unvested or still subject to restrictions on forfeiture shall automatically be deemed vested and all restrictions and forfeiture provisions related thereto shall lapse as of the date of such termination.

15.2    Substitution or Assumption. Notwithstanding Section 15.1 and unless otherwise provided in the applicable Award Agreement or Individual Agreement, in the event of a Change of Control, unless provision is made in connection with the Change of Control for assumption or continuation of Awards previously granted or substitution of such Awards for new awards covering shares of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and, if applicable, Exercise Prices and Performance Measures, in each case, that the Committee determines will preserve the material terms and conditions of such Awards as in effect immediately prior to the Change of Control (including, without limitation, with respect to the vesting schedules, the intrinsic value of the awards (if any) as of the Change of Control, difficulty of achieving Performance Measures (if applicable) and transferability of the shares underlying such Awards), all Awards then-held by Participants shall be treated as follows:

(a)	All outstanding Options and Stock Appreciation Rights that are subject to service-based (but not performance-based) vesting conditions that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control;

(b)
All Full Value Awards that are subject to service-based (but not performance-based) vesting conditions that are unvested or still subject to restrictions or forfeiture shall automatically be deemed vested, and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control; and

(c)
All Awards subject to performance-based vesting conditions shall vest either (i) based on actual performance achieved as of immediately prior to the Change of Control or (ii) at the target level, solely in the case of clause (ii), pro-rated based on the portion of the performance period elapsed as of the Change of Control.

15.3    Section 409A and Change of Control. Notwithstanding Section 15.2 and unless otherwise provided in the applicable Award Agreement or Individual Agreement, if any amount payable pursuant to an Award constitutes deferred compensation that is subject to Section 409A of the Code, in the event of a Change of Control, to the extent provided in Section 15.2, any unvested but outstanding Awards shall automatically vest as of the date of such Change of Control and shall not be subject to the forfeiture restrictions following such Change of Control; provided that in the event that such Change of Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code or to the extent that payment upon such Change of Control would otherwise violate Section 409A of the Code, such Awards (and any other Awards that constitute deferred compensation that vested prior to the date of such Change of Control but are outstanding as of such date) shall not be settled until the earliest permissible payment event under Section 409A of the Code following such Change of Control.

Article 16.    Amendment and Termination.

16.1	Amendment and Termination of the Plan and Award Agreements.

(a)    Subject to subparagraphs (b) and (c) of this Section 16.1 and Section 16.3 of the Plan, the Board may at any time terminate the Plan or an outstanding Award Agreement and the Committee may, at any time and from time to time, amend the Plan or an outstanding Award Agreement.

(b)    In no event may any Option or Stock Appreciation Right granted under the Plan (i) be amended to decrease the Exercise Price thereof, (ii) be cancelled or surrendered at a time when its Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for another equity-based Award, award under any other equity-compensation plan or any cash payment, or (iii) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Stock Appreciation Right, unless, in the case of each of the foregoing clauses (i), (ii) and (iii), such amendment, cancellation, surrender, or action is specifically approved by the Company’s shareholders. For the avoidance of doubt, an adjustment to the applicable Exercise Price that is made in accordance with Section 4.4 shall not be considered a reduction in Exercise Price or “repricing” of such Option or Stock Appreciation Right.

(c)    Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations, the Code and the regulations thereunder and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

16.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 9.3, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 16.2 without further consideration or action.

16.3    Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Section 16.2, 16.4, or 19.13, no termination or amendment of this Plan or an Award Agreement shall be made that would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent; provided that such an amendment may be made to comply with applicable law, tax rules, stock exchange rules or accounting rules, as described in Section 16.4.

16.4    Amendment to Conform to Law or Other Regulation. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder, including with respect to applicable tax rules, stock exchange rules or accounting rules. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 16.4 to any Award granted under the Plan without further consideration or action.

Article 17.    Withholding.

17.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, up to the maximum amount that the Company is permitted by applicable law to withhold in respect of federal, state, and local taxes, domestic or foreign, arising as a result of this Plan, or to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.

17.2    Share Withholding. With respect to withholding required upon the exercise of Options or Stock Appreciation Rights, upon the lapse of restrictions on Full Value Awards, or any other taxable event arising as a result of an Award granted hereunder (collectively and individually referred to as a “Share Payment”), Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold from a Share Payment the number of Shares having a Fair Market Value on the date the withholding that the Company determines is up to the maximum amount that the Company or any of its Affiliates is permitted by applicable law to withhold in respect of federal, state, and local taxes, domestic or foreign, arising as a result of this Plan. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 18.    Successors.

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 19.    General Provisions.

19.1    Forfeiture Events; Clawbacks.

(a)    The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for Cause, termination of the Participant’s provision of services to the Company, Affiliate, or Subsidiary, violation of material Company, Affiliate, or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, any Affiliate, or Subsidiary.

(b)    To the extent a Participant is subject to the Company’s clawback policy applicable to executive officers, Awards granted pursuant to the Plan shall be subject to such policy, as in effect from time to time. In addition, if any of the Company’s financial statements are required to be restated resulting from errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any Award granted or paid to a Participant with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from the Participant shall be the amount by which the Award exceeded the amount that would have been payable to the Participant had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Committee shall determine. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law (including but not limited to amounts that are required to be recovered or forfeited under Section 304 of the Sarbanes-Oxley Act of 2002). The Committee shall determine whether the Company shall effect any such recovery: (i) by seeking repayment from the Participant; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program, or arrangement maintained by the Company, an Affiliate, or any Subsidiary; (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices; or (iv) by any combination of the foregoing.

19.2    Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

19.3    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

19.4    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.5    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.6    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)    Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)    Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

19.7    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.8    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

19.9    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

19.10    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate or Subsidiary under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary or Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary or Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

19.11    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

19.12    Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

19.13    Deferred Compensation.

(a)    It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(b)    No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(c)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Except as otherwise determined by the Committee in its sole discretion or as set forth in any applicable Award Agreement or Individual Agreement, such amount shall be paid without interest.

(d)    Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code, and by accepting an Award under this Plan, a Participant agrees to any amendments to the Award made pursuant to this Section 19.13 without further consideration or action. In any case, unless otherwise determined by the Committee in its sole discretion, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

19.14    Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

19.15    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

19.16    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Iowa, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Iowa to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

19.17    Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may: (a) deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements); and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

19.18    No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of the Plan to the contrary, the Company, its Affiliates and Subsidiaries, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

19.19    Indemnification. Subject to requirements of Iowa law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.